UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

Fifth Amendment to Amended and Restated Credit Agreement

EnerJex Resources, Inc., a Nevada corporation (Company) , EnerJex Kansas, Inc., DD Energy, Inc., Black Sable Energy, LLC, and Working Interest, LLC (together with the Company, the Initial Borrowers) previously entered into an Amended and Restated Credit Agreement dated October 3, 2011, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated December 14, 2011, that certain Second Amendment to Amended and Restated Credit Agreement dated as of August 31, 2012, that certain Third Amendment to Amended and Restated Credit Agreement dated as of November 2, 2012, and that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of January 24, 2013 (the Credit Agreement) with Texas Capital Bank, N.A., (the Bank) as Administrative Agent, L/C Issuer and Bank (as those terms are defined in the Credit Agreement), and other financial institutions and banks that may become a party to the Credit Agreement from time to time.

On September 30, 2013, the Borrowers entered into a Fifth Amendment to Amended and Restated Credit Agreement (the Fifth Amendment) with the Bank. The Fifth Amendment: (i) expanded the principal commitment amount of the Bank to $100,000,000; (ii) increased the Borrowing Base to $38,000,000; (iii) added Black Raven Energy, Inc. (Black Raven) and Adena, LLC (Adena) to the Credit Agreement as borrower parties; (iv) added certain collateral and security interests in favor of the Bank; and (v) reduced the Company’s current interest rate to 3.30%.

The description herein of the Fifth Amendment is qualified in its entirety, and the terms are incorporated herein, by reference to the Fifth Amendment, the form of which is filed as Exhibits 10.1 hereto.

Item 1.02. Termination of a Material Definitive Agreement.

The Company acquired all of the shares of Black Raven in a merger transaction that closed on September 27, 2013.   Black Raven, Carlyle CIM Agent, L.L.C. (Administrative Agent), and certain "Holders" previously entered into a Note Purchase Agreement dated as of July 27, 2011, as amended, under which (i) those Holders advanced to Black Raven $18,000,000 in exchange for certain Secured Promissory Notes (Carlyle Notes), (ii) to secure repayment of the Carlyle Notes, Black Raven granted to the Administrative Agent, for the benefit of the Holders, a first-priority lien in the assets of Black Raven and its subsidiaries, including a pledge of the ownership interests in those subsidiaries, and (iii) Black Raven caused one of its subsidiaries to convey to the Administrative Agent, for the benefit of the Holders, an overriding royalty interest in certain of that subsidiary's assets in the Adena Field in Colorado (such overriding royalty interest, the Override).

Immediately following the closing of the Merger, Black Raven paid off the principal of and unpaid interest on the Carlyle Notes, which have been discharged in full, as well as certain of the transaction costs of the Administrative Agent and the Holders.  In addition, the Administrative Agent and the Holders released all of the assets of Black Raven and its subsidiaries from the lien securing the Carlyle Notes, and conveyed to Black Raven title to the Override.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 27, 2013, the Company completed its acquisition of Black Raven. Pursuant to an Agreement and Plan of Merger (Merger) dated July 23, 2013, among the Company, BRE Merger Sub, Inc., a Delaware corporation (Merger Sub) and wholly-owned subsidiary of the Company, Black Raven and West Coast Opportunity Fund, LLC, Merger Sub merged into Black Raven, with Black Raven surviving as a wholly owned subsidiary of the Company.

Each outstanding share of capital stock of Black Raven will be converted into the right to receive:

(i)	a cash payment of $0.40 (subject to an aggregate cap of $600,000); or

(ii)	0.34791 of a share of the Company's common stock, subject to adjustment as described in the Merger,

The election to receive cash in lieu of the Company shares is available only to unaffiliated stockholders of Black Raven.  No fractional shares of the Company's common stock will be issued in connection with the Merger, and holders of Black Raven common stock will be entitled to receive cash in lieu thereof.

A copy of the press release, dated September 30, 2013, announcing the completion of the Merger and related matters is included in Exhibit 99.1 to this Form 8-K and incorporated into this Item 2.01 herein by reference.

Item 2.03. Creation of a direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K (concerning the creation of a material direct financial obligation to TCB) is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
10.1	Fifth Amendment to Amended and Restated Credit Agreement dated September 30, 2013
99.1	Press Release dated October 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC., a Nevada corporation

Date: October 1, 2013	By:	/s/ Robert G. Watson, Jr.
Robert G. Watson, Jr. Chief Executive Officer and
President